Exhibit 10.1

AMENDMENT NO. 1 TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT, dated April 21, 2023 (this “Amendment”), is between FLEXSHOPPER, INC., a Delaware corporation (the “Company”), and H. RUSSELL HEISER, JR. (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company and the Executive are parties to an Amended and Restated Employment Agreement, made and entered into effective as of January 1, 2022 (the “Agreement”), pursuant to which the Executive agreed to be employed and serve as the Chief Financial Officer of the Company during a term of employment expiring on December 31, 2025, subject to automatic renewal for three successive one-year terms (unless otherwise sooner terminated) in accordance with the terms of the Agreement;

WHEREAS, the Executive was appointed by the Board of Directors of the Company to become the Chief Executive Officer of the Company effective on March 20, 2023 and, in connection therewith, the Board agreed to amend the Agreement with the Executive to be substantially consistent with the terms provided in the employment agreement with the Company’s former Chief Executive Officer; and

WHEREAS, in accordance with Section 13 of the Agreement, the Company and the Executive have agreed to amend the Agreement as provided herein to reflect the Executive’s added duties and desire that such amendments be effective as of March 20, 2023, the date the Executive assumed the position of Chief Executive Officer of the Company; and

NOW, THEREFORE, the parties hereto hereby agree to amend the Agreement as follows:

1.          Definitions; References; Continuation of the Agreement. Unless otherwise specified herein, each capitalized term used herein that is defined in the Agreement shall have the meaning assigned to such term in the Agreement. Each reference to “the Agreement” and each other similar reference contained in the Agreement from and after the effectiveness of this Amendment shall refer to the Agreement, as amended hereby. Except as amended hereby, all terms and provisions of the Agreement shall continue unmodified and remain in full force and effect.

2.          Amendments to the Terms of Employment. The parties agree that the Agreement shall be amended as follows:

(a)          Section 1 [Definitions] of the Agreement shall be amended to change the definition of “Severance Amount” to $460,000 from $360,000.

(b)          Section 2 [Employment] of the Agreement shall be amended to add “Chief Executive Officer” to the Executive’s title and associated duties. The Executive shall remain as the Chief Financial Officer of the company until the Board shall have appointed his successor to the position of Chief Financial Officer of the Company.

(c)          Section 3 [Term] of the Agreement shall be amended to change the expiration date of the Initial Term to December 31, 2027 from December 31, 2025.

(d)          Section 4(a) [Compensation – Base Salary] of the Agreement shall be amended to change the Executive’s annual Base Salary to $460,000 from $360,000.

1

(e)          Section 4(b) [Compensation – Annual Cash Bonus] of the Agreement shall be amended to state that the Executive’s target bonus under the STI Plan shall be 50% (rather than 40%) of the Base Salary, with a maximum bonus payment of 100% (rather than 80%) of the Base Salary.

(f)           Section 5(a) [Expense Reimbursement and Other Benefits – Reimbursement of Expenses] of the Agreement shall be amended to indicate that the Chairman of the Board (rather than the Chief Executive Officer) shall review and approve all of the Executive’s reimbursement requests.

(g)          Section 5(c) [Expense Reimbursement – Equity Awards] of the Agreement shall be amended to insert the paragraphs below immediately following subsection (ii) thereof to reflect 2023 equity awards:

(iii)          As soon as practicable following the date hereof, the Company shall grant to Executive an option to acquire shares of the Company with a fair market value at grant of $345,000 (together with the option in subsection (i), the “Initial Option”). The option shares under the Initial Option shall vest at the rate of 25% each year, with the first vesting date being December 31, 2023 and 25% on the last day of each year thereafter during the Term of Employment; providing, however, if there is a (i) Change in Control during the Term of Employment or (ii) the Term of Employment ends for any reason other than (A) due to a termination by the Executive without Good Reason or (B) a termination by the Company with Cause, then all unvested Initial Options shall immediately vest. Once vested, the options can be exercised to acquire shares in whole or in part, from time to time, during the Term of Employment and for a period of 6 months after the earlier to occur of (i) the termination of Executive’s Term of Employment (for whatever reason other than Cause) or (ii) the closing of the Change in Control event. Options not exercised within such 6-month period shall immediately terminate. The purchase price for each share acquired upon exercise of the Initial Option as well as other terms of the Initial Option, which shall be consistent with the terms above, shall be set forth in an option grant agreement. The purchase price must be paid in full at the time of exercise.

(iv)         As soon as practicable following the date hereof, the Company shall the Company shall grant to Executive performance share units with a fair market value of $690,000 (the “PSUs”). The PSUs shall be subject to both performance and time-based vesting. For the performance component, the performance measurement period shall be the calendar year 2023. The performance metrics shall be based on the Company’s adjusted EBITDA, as more fully set forth on Schedule 1 hereto. If the Company achieves 100% of the performance metrics (the “Target Performance”), 50% of the PSUs shall vest, with a maximum vesting of 100% of the granted PSUs if 200% of the Target Performance is achieved. The unvested PSUs shall be forfeited. For the time-based component, the PSUs shall vest at the rate of 25% each year, with the first vesting date being December 31, 2023 and 25% on the last day of each year thereafter during the Term of Employment. For example, if the Company achieves the Target Performance, Executive shall forfeit 50% of the PSUs and the remaining PSUs shall vest on the last day of 2023, 2024, 2025, and 2026, subject to Executive’s continued employment. If there is a Change in Control after the performance measurement period, all unvested (but non-forfeited) PSUs shall vest. PSUs not vested on the termination of Executive’s Term of Employment (for whatever reason) shall never vest and they shall terminate. The Company shall issue a PSU grant agreement, which shall be consistent with the terms above.

3.          Effectiveness. This Amendment shall become effective as of March 20, 2023.

4.          Disclosure of Material Information. The Company shall timely file a Current Report on Form 8-K describing the terms of this Amendment in the form required by the Securities Exchange Act of 1934 and attaching a copy of this Amendment.

5.          Fees. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, review, execution, delivery and performance of this Amendment.

6.          Counterparts; Execution; Amendments. This Amendment may be executed in counterparts and by fax or electronic signatures, all of which shall be one and the same agreement and shall have binding legal effect. No waiver or amendment under or in respect of this Amendment shall be valid unless in writing signed by the party to be charged therewith.

2

7.          Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Florida.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the date first above written.

FLEXSHOPPER, INC.

By:
Howard Dvorkin
Chairman of the Board

H. Russell Heiser, Jr.

3